Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the transactions involving the business combination of the businesses of World Wrestling Entertainment, Inc. (“WWE”) and TKO Operating Company (“TKO OpCo”), which owns and operates UFC (the “Transactions”). During and subsequent to the six months ended June 30, 2023, certain holders of WWE’s outstanding convertible debt converted approximately $210.8 million principal amount of outstanding debt and WWE delivered approximately 8.5 million shares of WWE Class A common stock in accordance with the original terms of the convertible debt (“Conversions”). During this period, WWE also entered into unwind agreements to fully terminate all outstanding convertible note hedge and warrant transactions that WWE previously entered into in connection with the issuance of the convertible debt (the “Unwind Agreements”). WWE received cash proceeds of approximately $51.2 million as result of the Unwind Agreements. The Conversions and Unwind Agreements are collectively referred to as “Convertible Debt Transactions.”

The unaudited pro forma condensed combined financial information assumes that the Transactions are accounted for as a business combination. In determining whether Endeavor Group Holdings, Inc. (“Endeavor”) would consolidate TKO Group Holdings, Inc. (“TKO Group Holdings”), Endeavor took into account a number of factors, including the relative voting rights and the corporate governance structure of TKO Group Holdings. TKO OpCo is considered the accounting acquirer primarily based on the fact that, subsequent to the consummation of the Transactions, certain subsidiaries of Endeavor have the majority of the voting power over TKO Group Holdings and also control the nomination for a majority of the TKO Group Holdings Board. Additionally, subsequent to the consummation of the Transactions, TKO OpCo is TKO Group Holdings’ only operating subsidiary with certain subsidiaries of Endeavor retaining 51.0% of TKO OpCo’s common units on a fully diluted basis, and management of Endeavor and TKO OpCo also comprising the majority of management of TKO Group Holdings. However, no single factor was the sole determinant in the overall conclusion that Endeavor should consolidate TKO Group Holdings; rather all factors were considered in arriving at such conclusion. In respect of the Transactions, the acquired assets and assumed liabilities of WWE represent a business as defined in the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”). Under the acquisition method of accounting, the assets and liabilities of TKO Group Holdings (WWE prior to the consummation of the Transactions), as the accounting acquiree, will be recorded at their respective fair value as of the date the Transactions are completed.

The following unaudited pro forma condensed combined financial information gives effect to the Transactions and the Convertible Debt Transactions. The unaudited Pro Forma Condensed Combined Balance Sheet is presented as if the Transactions and the Convertible Debt Transactions had occurred on June 30, 2023. The unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2022 and six months ended June 30, 2023 are presented as if the Transactions and the Convertible Debt Transactions had occurred on January 1, 2022, the beginning of the earliest period presented. The unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of Endeavor and WWE, and the assumptions and adjustments set forth in the accompanying explanatory notes. This unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting where TKO OpCo is considered the acquirer of WWE for accounting purposes. See “Note 2—Basis of Pro Forma Presentation.”

The unaudited pro forma condensed combined financial information for the Transactions and the Convertible Debt Transactions has been developed from Endeavor’s and WWE’s historical financial statements. Endeavor’s audited financial statements for the year ended December 31, 2022 are included in Endeavor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 28, 2023. Endeavor’s unaudited financial statements for the three and six months ended June 30, 2023 are included in Endeavor’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2023. WWE’s audited financial statements for the year ended December 31, 2022 are included in WWE’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on February 2, 2023, which financial statements are incorporated by reference in Endeavor’s Current Report on Form 8-K filed on September 12, 2023. WWE’s unaudited financial statements for the three and six months ended June 30, 2023 are included in WWE’s Quarterly Report on Form 10-Q filed with the SEC on August 2, 2023, which financial statements are incorporated by reference in Endeavor’s Current Report on Form 8-K filed on September 12, 2023. The acquisition of WWE is being accounted for as a business combination. The pro forma adjustments are based on preliminary estimates of the fair value of the assets acquired and liabilities assumed and information available as of the date of this Form 8-K/A, including valuations of intangible assets as well as the assessment of the tax positions and tax rates of the combined business, which are in process and will be finalized as soon as practicable within the measurement period, but in no event later than one year following the close of the Transactions. The estimated fair values assigned in this unaudited pro forma condensed combined financial information are preliminary and represent the current best estimate of fair value and are subject to revision.

At the closing, each issued and outstanding share of WWE common stock (other than cancelled WWE shares) was converted automatically into one validly issued, fully paid and non-assessable share of TKO Class A common stock. An aggregate of 83,162,446 shares of TKO Class A common stock were issued. TKO’s Class A common stock participates in the earnings of TKO Group Holdings. Additionally, TKO Group Holdings issued to Endeavor Operating Company, LLC (“EDR OpCo”) and certain other subsidiaries of Endeavor a total of 89,616,891 shares of TKO Class B common stock representing, in the aggregate, 51.0% of the total voting power of TKO Group Holdings on a fully diluted basis, in exchange for a payment equal to the par value of such TKO Class B common stock. TKO’s Class B common stock does not participate in the earnings of TKO Group Holdings. Additionally, as a result of the Transactions, TKO Group Holdings became the sole managing member of TKO OpCo, and EDR OpCo and certain other subsidiaries of Endeavor and TKO Group Holdings collectively own 51.0% and 49.0%, on a fully diluted basis, respectively, of TKO OpCo.

The fair value of the purchase consideration, or the purchase price, in the unaudited pro forma condensed combined financial information is estimated to be approximately $8.4 billion. The purchase consideration primarily consists of approximately 83.2 million shares of TKO Class A common stock based on a per share price of $100.65, the closing price of WWE Class A common stock on September 11, 2023.

Accounting Treatment for the Transactions and Related Pro Forma Adjustments

As previously noted, the Transactions are being accounted for as a business combination. WWE and TKO OpCo were not entities under common control from an accounting perspective prior to the completion of the Transactions. Upon completion of the Transactions, Endeavor is the indirect parent of both WWE and TKO OpCo. The purchase price consideration is allocated to the fair value of the identified assets acquired and liabilities assumed based upon the consummation of a business combination. As explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial statements, the total purchase price to acquire WWE has been allocated to the assets acquired and assumed liabilities of WWE based upon preliminary estimated fair values at the date of acquisition, as if the acquisition had occurred on June 30, 2023. These fair values are based on preliminary estimates assisted, in part, by a third-party valuation expert. The estimates are subject to change upon the finalization of appraisals and other valuation analyses, which are expected to be completed no later than one year from the date of acquisition. Although the completion of the valuation activities will result in asset and liability fair values that are different from the preliminary estimates included herein, it is not expected that those differences would alter the understanding of the impact of the Transactions on the consolidated financial position and results of operations of Endeavor.

The unaudited pro forma condensed combined financial information should be read in conjunction with the following materials:

•	the accompanying notes to the unaudited pro forma condensed combined financial information;

•

Endeavor’s historical audited consolidated financial statements and related notes for the year ended December 31, 2022 included in Endeavor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on February 28, 2023 and Endeavor’s historical unaudited consolidated financial statements for the three and six months ended June 30, 2023 included in Endeavor’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2023; and

•

WWE’s historical audited consolidated financial statements and related notes for the year ended December 31, 2022 included in WWE’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on February 2, 2023 and WWE’s historical unaudited consolidated financial statements for the three and six months ended June 30, 2023 included in WWE’s Quarterly Report on Form 10-Q filed with the SEC on August 2, 2023, which financial statements are incorporated by reference in Endeavor’s Current Report on Form 8-K filed on September 12, 2023.

Endeavor Group Holdings Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2023

(in thousands)

	Endeavor Group Holdings Historical	WWE Historical	Transaction Accounting Adjustments		Convertible Debt Transaction Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$1,616,493	$317,769	$(62,441)	4(a)	$2,118	4(a)	$1,873,939
Restricted cash	327,907	—	—		—		327,907
Short-term investments	—	206,054	(206,054)	4(a)	—		—
Accounts receivable	982,191	161,949	(1,809)	4(b)	—		1,142,331
Deferred costs	277,577	—	—		—		277,577
Assets held for sale	5,984	—	—		—		5,984
Other current assets	397,983	57,741	—		—		455,724

Total current assets	3,608,135	743,513	(270,304)		2,118		4,083,462

Property, buildings and equipment, net	472,152	372,355	22,538	4(k)	—		867,045
Intangible assets, net	2,167,746	—	3,644,600	4(d)	—		5,812,346
Financing and operating lease right-of-use assets	329,384	306,445	—		—		635,829
Goodwill	5,090,554	—	4,742,198	4(c)	—		9,832,752
Investments	344,013	—	—		—		344,013
Deferred income taxes, net	809,873	38,414	(317,780)	4(e)	—		530,507
Other assets	494,730	46,493	—		—		541,223

Total assets	$13,316,587	$1,507,220	$7,821,252		$2,118		$22,647,177

Liabilities, Redeemable Interests and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$1,175,658	$129,337	$227,635	4(f)	$—		$1,532,630
Current portion of long-term debt	98,981	459	(459)	4(g)	—		98,981
Convertible debt	—	4,252	13,156	4(g)	(20)	4(g)	17,388
Current portion of financing and operating lease liabilities	70,317	13,587	—		—		83,904
Deferred revenue	582,093	49,312	—		—		631,405
Deposits received on behalf of clients	309,262	—	—				309,262
Current portion of tax receivable agreement liability	154,893	—	—				154,893
Other current liabilities	242,151	—	—		—		242,151

Total current liabilities	2,633,355	196,947	240,332		(20)		3,070,614

Long-term debt	5,011,424	20,622	(20,622)	4(g)	—		5,011,424
Long-term financing and operating lease liabilities	304,752	375,716	—		—		680,468
Long-term tax receivable agreement liability	838,555	—	—		—		838,555
Other long-term liabilities	431,303	4,624	424,001	4(e)	—		859,928

Total liabilities	9,219,389	597,909	643,711		(20)		10,460,989

Commitments and contingencies
Redeemable non-controlling interests	231,340	—	—		—		231,340
Shareholders’ equity:
EDR Class A common stock	3	—	—		—		3
EDR Class X common stock	1	—	—		—		1
EDR Class Y common stock	2	—	—		—		2
WWE Class A common stock	—	518	(518)	4(h)	—		—
WWE Class B convertible common stock	—	311	(311)	4(h)	—		—
Additional paid in capital	2,309,320	744,908	2,896,837	4(h)	2,138	4(h)	5,953,203
Retained earnings	194,986	162,316	(226,546)	4(i)	—		130,756
Accumulated other comprehensive income	36	1,258	(1,258)	4(i)	—		36

Total shareholders’ equity	2,504,348	909,311	2,668,204		2,138		6,084,001

Nonredeemable non-controlling interests	1,361,510	—	4,509,337	4(j)	—		5,870,847

Total liabilities, redeemable interests and shareholders’ equity	$13,316,587	$1,507,220	$7,821,252		$2,118		$22,647,177

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Endeavor Group Holdings Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2022

(in thousands, except share and per share amounts)

	Endeavor Group Holdings Historical	WWE Historical	Transaction Accounting Adjustments		Convertible Debt Transaction Adjustments		Pro Forma Combined
Revenue	$5,268,137	$1,291,523	$(11,605)	5(a)	$—		$6,548,055
Operating expenses:
Direct operating costs	2,065,777	730,624	(1,209)	5(a)	—		2,795,192
Selling, general and administrative expenses	2,358,962	240,387	104,313	5(b)	—		2,703,662
Insurance recoveries	(1,099)	—	—		—		(1,099)
Depreciation and amortization	266,775	37,287	163,810	5(c)	—		467,872
Impairment charges	689	—	—		—		689

Total operating expenses	4,691,104	1,008,298	266,914		—		5,966,316

Operating income	577,033	283,225	(278,519)		—		581,739
Other (expense) income:
Interest expense, net	(282,255)	(21,156)	981	5(d)	8,033	5(d)	(294,397)
Tax receivable agreement liability adjustment	(873,264)	—	—		—		(873,264)
Other income, net	475,251	2,312	(4,157)	5(e)	—		473,406

Income before income taxes and equity losses of affiliates	(103,235)	264,381	(281,695)		8,033		(112,516)
(Benefit from) provision for income taxes	(648,503)	68,793	32,809	5(f)	1,639	5(f)	(545,262)

Income before equity losses of affiliates	545,268	195,588	(314,504)		6,394		432,746
Equity losses of affiliates, net of tax	(223,604)	—	—		—		(223,604)

Net income	321,664	195,588	(314,504)		6,394		209,142
Less: Net income attributable to non-controlling interests	192,531	—	42,754	5(g)	2,749	5(g)	238,034

Net income (loss) attributable to Endeavor Group Holdings, Inc.	$129,133	$195,588	$(357,258)		$3,645		$(28,892)

Earnings per share:
Net income per share:
Basic	$0.48	$2.63					$(0.08)	5(h)
Diluted	$0.45	$2.29					$(0.08)	5(h)
Weighted average number of common share outstanding:
Basic	281,370	74,459					281,370	5(i)
Diluted	287,708	88,163					281,370	5(i)
Dividends declared per common share (Class A and B)		$0.48

See accompanying notes to the unaudited pro forma condensed combined financial statements

Endeavor Group Holdings Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2023

(in thousands, except share and per share amounts)

	Endeavor Group Holdings Historical	WWE Historical	Transaction Accounting Adjustments		Convertible Debt Transaction Adjustments		Pro Forma Combined
Revenue	$3,033,049	$707,925	$(6,168)	6(a)	$—		$3,734,806
Operating expenses:
Direct operating costs	1,308,296	404,736	(542)	6(a)	—		1,712,490
Selling, general and administrative expenses	1,301,884	143,729	16,183	6(b)	—		1,461,796
Depreciation and amortization	127,829	19,013	80,593	6(c)	—		227,435

Total operating expenses	2,738,009	567,478	96,234		—		3,401,721

Operating income	295,040	140,447	(102,402)		—		333,085

Other (expense) income:
Interest expense, net	(175,404)	(9,198)	479	6(d)	3,951	6(d)	(180,172)
Tax receivable agreement liability adjustment	12,518	—	—		—		12,518
Other income, net	766,090	888	(6,883)	6(e)	—		760,095

Income before income taxes and equity losses of affiliates	898,244	132,137	(108,806)		3,951		925,526

Provision for income taxes	175,911	43,458	(58,215)	6(f)	815	6(f)	161,969

Income before equity losses of affiliates	722,333	88,679	(50,591)		3,136		763,557

Equity losses of affiliates, net of tax	(19,543)	—	—		—		(19,543)

Net income	702,790	88,679	(50,591)		3,136		744,014

Less: Net income attributable to non-controlling interests	291,585	—	35,276	6(g)	1,344	6(g)	328,205

Net income attributable to Endeavor Group Holdings, Inc.	$411,205	$88,679	$(85,867)		$1,792		$415,809

Earnings per share:
Net income per share:
Basic	$1.37	$1.16					$1.38	6(h)
Diluted	$1.35	$1.18					$1.36	6(h)
Weighted average number of common share outstanding:
Basic	296,499	76,160					296,499	6(i)
Diluted	299,811	77,478					299,811	6(i)
Dividends declared per common share (Class A and B)		$0.24

See accompanying notes to the unaudited pro forma condensed combined financial statements

1. Description of the Transactions

In connection with the transaction agreement dated as of April 2, 2023, by and among Endeavor, TKO Group Holdings, EDR OPCo, TKO OpCo, WWE, and Merger Sub (the “transaction agreement”), WWE formed two wholly owned subsidiaries, TKO Group Holdings and Whale Merger Sub Inc. (“Merger Sub”). Subject to the terms and conditions of the transaction agreement, (i) WWE undertook certain internal restructuring steps as further described in the transaction agreement (the “Pre-Closing Reorganization”), (ii) following the Pre-Closing Reorganization, WWE merged with and into Merger Sub, with WWE surviving the merger as a direct, wholly owned subsidiary of TKO Group Holdings, (iii) following the merger, the surviving corporation converted to WWE LLC, a Delaware limited liability company, and (iv) following the conversion of the surviving corporation to WWE LLC, TKO Group Holdings (a) contributed all of the equity interests in WWE LLC to TKO OpCo in exchange for 49.0% of the membership interests in TKO OpCo on a fully diluted basis and (b) issued to EDR OpCo and certain other holders of TKO OpCo 89,616,891 shares of TKO Class B common stock, par value $0.00001 per share, representing, in the aggregate, 51.0% of the total voting power of TKO Group Holdings on a fully diluted basis and no economic rights in TKO Group Holdings, in exchange for a payment equal to the par value of such TKO Class B common stock. As a result of the Transactions, including the merger, subsidiaries of Endeavor collectively own 51.0% of the economic interests in TKO OpCo, with former securityholders of WWE common stock indirectly owning 49.0% of the economic interests in TKO OpCo, 49.0% of the voting power of TKO Group Holdings, and 100.0% of the economic interests in TKO Group Holdings, in each case, on a fully diluted basis. TKO OpCo is deemed to be the accounting acquirer under ASC 805 and thus WWE’s net assets are measured at their fair value.

The purchase price allocation has been derived from estimates of the fair value of the tangible and intangible assets and liabilities of WWE, using established valuation techniques. The judgments used to determine the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, could materially affect Endeavor’s results of operations. The total purchase price has been allocated on a preliminary basis to identifiable assets acquired and liabilities assumed, based upon valuation procedures performed to date. As of the date of this Form 8-K/A, the valuation studies performed to determine the fair value of the assets acquired and liabilities assumed and the related allocations of purchase price are preliminary. The final determination of the fair values of the identifiable tangible and intangible assets acquired and liabilities assumed will differ from the amounts reflected in the pro forma purchase price allocation, and any differences may be material. The purchase price allocation will be finalized as soon as practicable within the measurement period, but in no event later than one year following the acquisition date.

2. Basis of Pro Forma Presentation

Basis of Preparation of the Pro Forma Information

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11, as amended by SEC Final Rule Release No. 33-10786, Amendments to Financial Disclosures About Acquired and Disposed Businesses. In accordance with Release No. 33-10786, the unaudited condensed combined pro forma balance sheet and statements of operations reflect transaction accounting adjustments, as well as other adjustments deemed to be directly related to the Transactions, irrespective of whether or not such adjustment is deemed to be recurring. Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the Transactions (the “Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (the “Management’s Adjustments”). The selected unaudited pro forma condensed combined financial information presents the Transaction Accounting Adjustments, but does not present the Management’s Adjustments.

The unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the Transactions and the Convertible Debt Transactions. The unaudited Pro Forma Condensed Combined Balance Sheet is presented as if the Transactions and the Convertible Debt Transactions had occurred on June 30, 2023. The unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2022 and for the six months ended June 30, 2023 are presented as if the Transactions and the Convertible Debt Transactions had occurred on January 1, 2022. This pro forma information is provided for informational purposes only and is based on available information and reasonable assumptions. The pro forma information does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Endeavor would have been if the Transactions and the Convertible Debt Transactions had occurred on the dates indicated, nor is it necessarily indicative of the future consolidated results of operations or consolidated financial position of Endeavor. The actual financial position and results of operations of Endeavor will likely differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including changes in value not currently identified and changes in operating results following the dates of the Transactions, the Convertible Debt Transactions and the pro forma financial information.

Accounting for the Transactions

The accompanying unaudited pro forma condensed combined financial statements give effect to the Transactions, which are accounted for as a business combination. In determining whether Endeavor would consolidate TKO Group Holdings, Endeavor took into account a number of factors, including the relative voting rights and the corporate governance structure of TKO Group Holdings. TKO OpCo is considered the accounting acquirer primarily based on the fact that, subsequent to the consummation of the Transactions, certain subsidiaries of Endeavor have the majority of the voting power over TKO Group Holdings and also control the nomination for a majority of the TKO Group Holdings’ Board. Additionally, subsequent to the consummation of the Transactions, TKO OpCo is TKO Group Holdings’ only operating subsidiary with certain subsidiaries of Endeavor retaining 51.0% of TKO OpCo’s common units on a fully diluted basis, and management of Endeavor and TKO OpCo comprising the majority of management of TKO Group Holdings. However, no single factor was the sole determinant in the overall conclusion that Endeavor should consolidate TKO Group Holdings rather all factors were considered in arriving at such conclusion. Under the acquisition method of accounting, the assets and liabilities of WWE, as the accounting acquiree, will be recorded at their respective fair value as of the closing date. The unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of Endeavor and WWE, as well as the assumptions and adjustments set forth in these notes. Adjustments reflected in the unaudited pro forma condensed combined financial statements include the balance sheet and statement of operations impacts of the application of the acquisition method of accounting in accordance with ASC 805. Adjustments also reflect the impact that discrete transactions directly related to the Transactions had on the results of operations and financial condition of Endeavor.

ASC 805 requires the allocation of purchase consideration to the fair value of the identified assets acquired and liabilities assumed upon consummation of a business combination. For this purpose, fair value shall be determined in accordance with the fair value concepts defined in ASC 820, “Fair Value Measurements and Disclosures,” (“ASC 820”). Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective and can involve a high degree of estimation.

The determination of the fair value of the identifiable assets acquired and liabilities assumed upon consummation of the Transactions, as well as the allocation of the estimated consideration to these identifiable assets and liabilities, is preliminary as of the date that the unaudited pro forma condensed combined financial information has been prepared. Accordingly, the fair values of the identifiable assets acquired and liabilities assumed may be revised as additional information becomes available and is evaluated. Since the unaudited pro forma condensed combined financial information has been prepared based upon preliminary estimates of consideration and the estimated fair values of the identifiable assets acquired and liabilities assumed from WWE, the actual amounts eventually recorded in connection with acquisition accounting, including the property, buildings and equipment, identifiable intangibles and goodwill, could differ materially from the information presented. However, Endeavor’s management believe that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions, including the application of the acquisition method of accounting, based on information available at the time. Management further believes that the pro forma adjustments give appropriate effect to the assumptions that have been made and those assumptions have been properly applied.

3. Calculation of Purchase Price and Preliminary Allocation of Estimated Fair Value of Assets Acquired and Liabilities Assumed

The total preliminary acquisition purchase price has been calculated as follows (in thousands):

Fair value of equity consideration (i)	$8,370,300
Add: Fair value of replacement equity awards to be issued by the acquirer (ii)	55,800

Fair value of consideration transferred	$8,426,100

(i)

The equity portion of the purchase price is based on WWE’s closing share price of $100.65 on September 11, 2023 and 83,162,446 shares of TKO Class A common stock that were issued at the closing of the Transactions.

(ii)

Per the transaction agreement, each award of WWE restricted stock units and performance stock units that were outstanding immediately prior to the closing the Transactions converted into an award of TKO Group Holdings restricted stock units and performance stock units, respectively, on the same terms and conditions as were applicable immediately prior to the conversion. The portion of the fair-value-based measure of the replacement awards that is attributable to precombination vesting is purchase consideration and estimated to be approximately $55,800.

The purchase price is generally allocated to the underlying assets acquired and liabilities assumed based on their respective fair values, with any excess purchase price allocated to goodwill. The purchase price was allocated as follows (in thousands):

Fair value of consideration transferred		$8,426,100
Cash and cash equivalents	$257,446
Accounts receivable	160,140
Other current assets	57,741
Property, buildings and equipment, net	394,893
Net identifiable intangible assets	3,644,600
Financing and operating lease right of use assets	306,445
Other assets	46,493

Estimated fair value of total assets acquired (net of goodwill)	$4,867,758

Accounts payable and accrued liabilities	$292,742
Convertible debt	17,388
Current portion of financing and operating lease liabilities	13,587
Deferred revenue	49,312
Long-term financing and operating lease liabilities	375,716
Other long-term liabilities	435,111

Estimated fair value of total liabilities assumed	$1,183,856

Estimated fair value of net assets acquired		$3,683,902

Goodwill		$4,742,198

4. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The following summarizes and provides explanations for the pro forma adjustments included in the unaudited Pro Forma Condensed Combined Balance Sheet presented as of June 30, 2023 (in thousands except for share and per share data):

(a) Adjustments recorded to reflect $249,223 of net WWE cash ($41,360) and short-term investments ($207,863), which includes (i) the liquidation of WWE’s short-term investments, including $1,809 of interest income receivable in tick mark 4(b), (ii) the cash received of $2,118 associated with the net settlement of the Unwind Agreements subsequent to June 30, 2023, and (iii) a reduction related to the $21,081 payment of WWE debt in tick mark 4(g), that is estimated to be distributed to TKO Group Holdings shareholders on September 29, 2023. WWE converted all short term investments on hand to cash and cash equivalents at the closing of the Transactions. Approximately $280,027 of pre-combination and post-combination transaction expenses (including transaction bonuses) as defined in the transaction agreement will be paid from the estimated cash balance in conjunction with the closing of the Transactions, refer to tick marks 4(f), 4(h), and 5(b) for other adjustments related to estimated transaction expenses. The previously mentioned distribution to TKO Group Holdings’ shareholders is an estimate and will differ based on actual TKO OpCo cash and WWE cash and short-term investments on hand at completion of the Transactions.

(b) Adjustment recorded to reflect the reclassification of $1,809 interest income receivable associated with short-term investments that are expected to be converted to cash upon the completion of the Transactions.

(c) Adjustment recorded to reflect the preliminary amount of goodwill resulting from the excess of purchase consideration paid over the fair value of the net assets acquired, as if the acquisition occurred as of June 30, 2023. Refer to Note 3 for details regarding the allocation of purchase consideration and the calculation of goodwill resulting from the Transactions. The amount of goodwill ultimately recognized in acquisition accounting at the closing date of the Transactions will differ from the amount shown in the unaudited pro forma condensed combined financial statements due to, among other things, changes to certain of WWE’s reported asset and liability balances and changes in the value of the equity consideration subsequent to the date of the Unaudited Pro Forma Condensed Combined Balance Sheet. Goodwill resulting from the acquisition will not be amortized and will be assessed for impairment at least annually.

(d) Adjustment recorded to reflect acquired identifiable intangible assets, consisting primarily of trade names and trademarks, customer relationships, and other intangible assets at their fair values in connection with the application of acquisition accounting. Management has performed a preliminary valuation analysis to determine the fair value of each of the identifiable intangible assets using acceptable valuation techniques, such as the “cost approach”, “income approach” (including the relief from royalty and the multi-period excess earnings methods), and “market approach”.

The preliminary estimates of fair value and estimated useful lives could differ from the amounts ultimately determined upon completion of the valuation analysis, and the difference could have a material effect on the accompanying unaudited pro forma condensed combined financial statements. A change in the valuation of the acquired identifiable intangible assets would result in an offsetting change of the same amount to goodwill recorded in connection with the Transactions.

The following table summarizes the estimated fair values of the identifiable intangible assets acquired upon consummation of the Transactions and the estimated useful lives of the identifiable intangible assets:

	Estimated fair value (in thousands)	Estimated useful life in years
Trade Names and Trademarks	$2,837,300	Indefinite
Customer Relationships	708,500	1 – 17 (i)
Other	98,800	2 – 4(ii)

Total acquired intangible assets – pro forma adjustment	$3,644,600

(i)	Customer relationships’ useful lives vary based on specific customer data. Useful lives have been assigned to the individual intangible assets based on the underlying cash flows expected.
(ii)

Other intangible assets consist of content library, talent roster, and fan database assets. Other intangible assets’ useful lives vary based on nature and expected future cash flows of each asset. Useful lives have been assigned to the individual intangible assets based on the underlying cash flows expected.

(e) The net adjustment of $317,780 to deferred income taxes, net is related to: (i) adjusting Endeavor’s historical taxable temporary differences, increasing it by $16,840; (ii) adjusting WWE’s historical taxable temporary differences, decreasing it by $2,716 and (iii) reclassing the resulting deferred income tax at Endeavor, net of $331,904 from net deferred tax liabilities, which are included within other long-term liabilities. The net adjustment of $424,001 to other long-term liabilities is related to the impact of purchase accounting adjustments related to the Transactions of $755,905 reduced by the reclass of the resulting deferred income tax, net amount of $331,904. The deferred tax adjustments associated with the Transactions were calculated utilizing an estimated effective tax rate of 24%, based on the locations where Endeavor operates.

(f) The net adjustment to increase accounts payable and accrued liabilities by $227,635 related to nonrecurring transaction costs of $164,769 and $64,230 that were incurred by WWE and TKO OpCo, respectively, subsequent to June 30, 2023 and prior to the completion of the Transactions offset by a $1,364 reduction of the liability associated with the WWE ESPP, which was automatically exercised five business days prior to the close of the Transactions. Refer to tick mark 4(a) for the impact of transaction expenses on cash and equivalents and short-term investments, 4(i) for the impact on retained earnings, and 5(b) for the impact on the Unaudited Pro Forma Condensed Combined Statement of Operations.

(g) The net adjustment of $13,136 for convertible debt is to reflect (i) a reduction of $20 of convertible debt principal related to the Convertible Debt Transactions subsequent to June 30, 2023 and (ii) remeasuring the remaining outstanding principal amount of the convertible debt at fair value as of June 30, 2023 as a result of purchase accounting. The remaining convertible debt principal amount of $4,241 is outstanding as of the filing of this Form 8-K/A and has been reflected as such. The reduction of $459 of current portion of long-term debt and $20,622 of long-term debt is to reflect the repayment, which was made at the closing of the Transactions.

(h) The adjustments to WWE Class A and Class B common stock and additional paid-in capital are comprised of the following:

•

TKO Group Holdings contributed WWE into TKO OpCo in exchange for a 49.0% interest in TKO OpCo, on a fully diluted basis, resulting in a reverse acquisition from an accounting perspective as previously described whereby WWE’s acquired assets and liabilities are recorded at fair value (see tick mark 3), after taking into account the WWE cash dividend (see tick mark 4a), the impact of the Convertible Debt Transactions, including the Unwind Agreements as noted above, the WWE nonrecurring transaction costs and the WWE ESPP exercise (see tick mark 4f) and the conversion/exchange of WWE Class A and Class B common stock into TKO Class A common stock resulting in an increase in additional paid in capital of $7,407,483.

•

$4,509,337 reduction to additional paid in capital to reflect non-controlling interests, which is calculated as TKO’s ownership interest in TKO OpCo by TKO OpCo’s net assets, including net deferred tax liabilities for which TKO shareholders have economic rights to.

(i) Adjustment to remove WWE’s historical retained earnings of $162,316 and accumulated comprehensive income of $1,258 in connection with acquisition accounting. The adjustment for WWE’s historical retained earnings includes $(249,223) to reflect the estimated TKO Group Holdings cash dividend expected to be paid shortly after the completion of the Transactions, $(164,769) to reflect the expense associated with estimated WWE transaction costs incurred prior to the close of the Transactions, and $251,676 to remove the total historical and pro forma retained losses. Refer to tick mark 4(a) for the impact of transaction expenses on cash and equivalents and short-term investments and 4(f) for the impact on accounts payable and accrued liabilities. Additionally, Endeavor’s retained earnings includes a $39,230 adjustment for transaction expenses and a $25,000 adjustment for transaction bonuses described in tick mark 5(b) that were incurred upon the consummation of the Transactions.

(j) The adjustment of $4,509,337 is to record non-controlling interests, which is calculated as TKO’s ownership interest in TKO OpCo multiplied by TKO OpCo’s net assets. TKO OpCo’s net assets differ from TKO Group Holdings’ combined net assets due to the net deferred tax liabilities for which the non-controlling interest have economic rights to.

(k) Adjustment recorded to reflect acquired property, buildings and equipment at their fair values in connection with the application of acquisition accounting.

5. Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2022

The following analysis summarizes and provides explanations for the pro forma adjustments included in the unaudited Pro Forma Condensed Combined Statement of Operations presented for the year ended December 31, 2022 (in thousands except for share and per share data):

(a) The adjustments to revenue and direct operating costs reflect amounts recorded for revenue generating transactions between Endeavor and WWE, which upon the closing of the Transactions, become intercompany amounts that would be eliminated in consolidation.

(b) The adjustment of $104,313 for selling, general and administrative reflects the following:

i.

The accrual of $39,230 of transaction expenses that were incurred by TKO OpCo prior to the consummation of the Transactions and the accrual of $25,000 of transaction bonuses incurred by TKO Group Holdings upon the consummation of the Transactions. The transaction expenses of $64,230 are not expected to be recurring expenses after the consummation of the Transactions and are comprised of professional services fees and transaction bonuses, which were payable at the closing of the Transactions.

ii.

New compensation agreements with two key TKO Group Holdings executives, which became effective upon the closing of the Transactions, resulting in $29,333 of compensation expense. Components of the compensation include salaries, cash bonus, and TKO restricted stock awards. This adjustment assumes cash bonus and restricted stock awards will be paid at 100% of target.

iii.

WWE restricted stock units and performance stock units outstanding immediately prior to the closing of the Transactions that converted into an award of TKO restricted stock units and performance stock units, respectively, on the same terms and conditions as were applicable immediately prior to the conversion. The impact of the increase in fair value of the portion of share based payment awards that were issued by TKO Group Holdings related to service to be rendered in the year subsequent to the closing of the Transactions is approximately $9,100.

iv.

The accrual of $1,650 compensation expense related to transaction bonuses included in the transaction agreement where employment is required for six months subsequent to the completion of the Transactions. Transaction bonus compensation expense is not expected to be a recurring expense. Refer to tick mark 4(a) for the impact of transaction expenses on cash and equivalents and short-term investments, 4(f) for the impact on accounts payable and accrued liabilities, and 4(i) for the impact on retained earnings.

(c) The adjustment of $163,810 reflects recording of (i) $8,433 of depreciation expense in connection with acquisition accounting related to property, buildings and equipment and (ii) $155,377 of intangible asset amortization in connection with acquisition accounting related to the trade names and trademarks, customer relationships, and other intangible assets recorded as described in Note 3.

Pro forma amortization expense has been recorded based upon the following preliminary fair values and estimated useful lives assigned to the trade names and trademarks, acquired customer relationships, and other intangible assets:

	Estimated fair value	Estimated useful life in years	Amortization expense year ended December 31, 2022
Trade Names and Trademarks	$2,837,300	Indefinite	$0
Customer Relationships	708,500	1 – 17	125,758
Other	98,800	2 – 4	29,619

Total acquired intangible assets	$3,644,600		$155,377

(d) The net adjustment of $9,014 reflects (i) $8,033 reflects the reduction of interest expense related to the Convertible Debt Transactions and (ii) $981 reduction of interest expense related to the payment of the WWE debt at the closing of the Transactions.

(e) The adjustment of $4,157 reflects the reduction of interest income related to WWE’s short-term investments that were converted to cash upon Closing and distributed to TKO Group Holdings’ shareholders as described in 4(a).

(f) The net adjustment of $34,448 represents $90,297 of incremental tax expense associated with TKO OpCo’s and WWE’s operations in the Endeavor structure and $55,849 of tax benefit related to acquisition accounting adjustments, recorded at the estimated blended effective tax rate of 24%, based on locations where Endeavor operates.

(g) The net adjustment of $45,503 is comprised of the net income attributable to TKO shareholders based on TKO’s ownership interest in TKO OpCo offset by the decrease in Endeavor’s historical allocation of net income of TKO OpCo due to the reduction in Endeavor’s ownership interest in TKO OpCo from 100% to 51%, on a fully diluted basis, upon the closing of the Transactions.

(h) Amount reflects pro forma basic and diluted income per share calculated using Endeavor’s pro forma income and weighted average number of shares outstanding.

(i) The weighted average shares outstanding for basic EPS and diluted EPS is based on the historical amounts of Endeavor as the Transactions did not impact Endeavor’s Class A common stock or its equity securities.

6. Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2023

The following analysis summarizes and provides explanations for the pro forma adjustments included in the unaudited Pro Forma Condensed Combined Statement of Operations presented for the six months ended June 30, 2023 (in thousands except for share and per share data):

(a) The adjustments to revenue and direct operating costs reflect amounts recorded for revenue generating transactions between Endeavor and WWE, which upon the closing of the Transactions, become intercompany amounts that would be eliminated in consolidation.

(b) The adjustment of $16,183 for selling, general and administrative reflects the following:

i.

New compensation agreements with two key TKO Group Holdings executives, which became effective upon the closing of the Transactions, resulting in $12,083 of compensation expense. Components of the compensation include salaries, cash bonus, and TKO restricted stock awards. This adjustment assumes cash bonus and restricted stock awards will be paid at 100% of target.

ii.

WWE restricted stock units and performance stock units outstanding immediately prior to the closing of the Transactions that converted into an award of TKO restricted stock units and performance stock units, respectively, on the same terms and conditions as were applicable immediately prior to the conversion. The impact of the increase in fair value of the portion of share based payment awards that were issued by TKO Group Holdings related to service to be rendered subsequent to the closing of the Transactions is approximately $4,100.

(c) The adjustment of $80,593 reflects recording of (i) $2,904 of depreciation expense in connection with acquisition accounting related to property, buildings and equipment and (ii) $77,689 of intangible asset amortization in connection with acquisition accounting related to the trade names and trademarks, customer relationships, and other intangible assets recorded as described in Note 3.

Pro forma amortization expense has been recorded based upon the following preliminary fair values and estimated useful lives assigned to the trade names and trademarks, acquired customer relationships, and other intangible assets:

	Estimated fair value	Estimated useful life in years	Amortization expense six months ended June 30, 2023
Trade Names and Trademarks	$2,837,300	Indefinite	$0
Customer Relationships	708,500	1 – 17	62,879
Other	98,800	2 – 4	14,810

Total acquired intangible assets	$3,644,600		$77,689

(d) The net adjustment of $4,430 reflects (i) $3,951 reduction of interest expense related to the Convertible Debt Transactions and (ii) $479 reduction of interest expense related to the payment of the WWE debt at the closing of the Transactions.

(e) The adjustment of $6,883 reflects the reduction of interest income related to WWE’s short-term investments that were converted to cash upon closing and distributed to TKO Group Holdings’ shareholders as described in 4(a).

(f) The net adjustment of $57,400 represents $35,787 of incremental tax benefit associated with TKO OpCo’s and WWE’s operations in the Endeavor structure and $21,613 of tax benefit related to acquisition accounting adjustments, recorded at the estimated blended effective tax rate of 24%, based on locations where Endeavor operates.

(g) The net adjustment of $36,620 is comprised of the net income attributable to TKO shareholders based on TKO’s ownership interest in TKO OpCo offset by the decrease in Endeavor’s historical allocation of net income of TKO OpCo due to the reduction in Endeavor’s ownership interest in TKO OpCo from 100% to 51%, on a fully diluted basis, upon the closing of the Transactions.

(h) Amount reflects pro forma basic and diluted income per share calculated using Endeavor’s pro forma income and weighted average number of shares outstanding.

(i) The weighted average shares outstanding for basic EPS and diluted EPS is based on the historical amounts of Endeavor as the Transactions did not impact Endeavor’s Class A common stock or its equity securities.